Exhibit 10.2

AMENDMENT TO Stock Option Grant Notice and Option Agreement

 This document constitutes an amendment to the Stock Option Grant Notice (the “Grant Notice”) and the Option Agreement (the “Agreement”) for each option that was granted to you by Alder BioPharmaceuticals, Inc. pursuant to its 2014 Equity Incentive Plan prior to June 14, 2018 and that is outstanding as of such date.  Effective as of such date, the Grant Notice and the Agreement are amended as follows:

1.The section of the Grant Notice titled “Vesting Schedule” is amended to add the following language prior to the beginning of the vesting schedule:

Subject to Section 1 of the Option Agreement, this option will vest as follows:

2.	Section 1 of the Agreement is amended in its entirety to read as follows:

1.Vesting.

(a)Subject to the provisions contained herein, your option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

(b)Notwithstanding the foregoing or anything to the contrary in this Option Agreement, the following provisions will apply to your option if a Change in Control occurs and your Continuous Service has not terminated as of the effective date of such Change in Control.

(i)If (x) your option is not assumed or continued or substituted with a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control) by the surviving or acquiring corporation (or its parent company) in connection with the Change in Control and (y) your Continuous Service has not terminated as of the effective date of such Change in Control, then your option will become fully vested on the effective date of such Change in Control, to the extent your option is outstanding on such date.

(ii)If your employment with the Company or an Affiliate is terminated as a result of (x) a termination by the Company or Affiliate without Cause (and other than as a result of your death or Disability) or (y) your resignation for Good Reason, in each case on or within 12 months following the effective date of the Change in Control, then your option will become fully vested on the date of such termination, to the extent your option is outstanding on such date.

(c)For purposes of this Option Agreement, “Good Reason” will mean any of the following conditions arising without your consent: (i) a material

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reduction of your then-current base salary; (ii) a material reduction in your authority, duties or responsibilities; or (iii) a material change in the geographic location of your principal place of employment, provided that a relocation of less than 50 miles from your then-principal place of employment will not be considered a material change in geographic location.  Notwithstanding the foregoing or anything to the contrary in this Option Agreement, in order to qualify as a resignation for Good Reason, (x) you must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within 30 days following its initial existence, (y) the Company must fail to remedy such condition within 30 days following such notice, and (z) your termination of employment with the Company or Affiliate must occur within 30 days following the Company’s failure to remedy such condition (and in no event later than 90 days following the initial existence of such condition).

3.Section 7(b) of the Agreement is amended in its entirety to read as follows:

(b)90 days after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such 90 day period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 90 days after the termination of your Continuous Service; provided further, if during any part of such 90 day period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 90 days after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy.  Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is 90 days after the termination of your Continuous Service, and (y) the Expiration Date;

4.The last paragraph of Section 7 of the Agreement is amended in its entirety to read as follows:

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will

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necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three months after the date your employment with the Company or an Affiliate terminates.

Except as amended as provided above, all terms and conditions of the Grant Notice and the Agreement will remain in full force and effect.

Alder BioPharmaceuticals, Inc.

By:

Signature

Title:

Date:

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